EXHIBIT 3-b

CERTIFICATE OF AMENDMENT

OF THE

RESTATED CERTIFICATE OF INCORPORATION

OF

AT&T INC.

AT&T INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

FIRST: That at a meeting of the Board of Directors of AT&T INC. resolutions were duly adopted setting forth a proposed amendment to the Restated Certificate of Incorporation of said corporation, declaring said amendment to be advisable and proposing such amendment to the stockholders of the corporation for consideration at the next annual meeting of the corporation.

SECOND: That the proposed amendment would amend Article Seven of the Restated Certificate of Incorporation of the corporation in its entirety to read as follows:

“The Board of Directors is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation.”

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said AT&T Inc. has caused this certificate to be signed by Ann Effinger Meuleman, its Senior Vice President and Secretary, this 3rd day of May 2006.

AT&T INC.

By:	/s/ Ann Effinger Meuleman
Ann Effinger Meuleman
Senior Vice President and Secretary